Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Pat Macellaro
(847) 402-5600	Investor Relations
(847) 402-2800

Allstate Provides Update on November Catastrophes and Fourth Quarter 2013 Pension Settlement Charge

NORTHBROOK, Ill., December 19, 2013 — The Allstate Corporation (NYSE: ALL) did not exceed its catastrophe reporting threshold for November 2013. Allstate’s practice is to announce monthly and quarter-to-date estimates for catastrophe losses when monthly catastrophe losses are estimated to exceed $150 million pre-tax.

Update on Pension Settlement Charge

Allstate expects to report a fourth quarter 2013 settlement charge of $100 to $125 million, after-tax, in the annual remeasurement of its pension obligations as of December 31, 2013. In conjunction with announced changes to employee pension benefit plans, the company’s third quarter reports included a settlement charge of $49 million, after-tax, and indicated that the fourth quarter might include an additional settlement charge of a comparable or greater amount. The settlement charge will be reported in the “corporate and other” segment and impacts operating income, but does not affect underwriting income or combined ratios.

Settlement charges are non-cash charges that accelerate the recognition of unrecognized pension benefit cost that would have been incurred in subsequent periods when plan payments, primarily lump sums from qualified pension plans, exceed a threshold of service and interest cost for the period. The value of lump sums paid to employees electing retirement in 2013 is elevated due to historically low interest rates. Voluntary retirement activity during the fourth quarter was almost five times the typical level.

Beginning in 2014, all Allstate employees will earn future pension benefits under a new cash balance formula rather than the current formulas. These changes better align with market practices and provide future pension benefits more equitably to Allstate employees. The changes added $599 million of book value in the third quarter of 2013 and will reduce future expenses.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via

www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about settlement charges. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of settlement charges, are appropriately determined based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•                 Discount rates and returns on plan assets used to estimate the amount as of December 31, 2013 may vary from the estimate based on market developments.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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